Exhibit 10.51

Summary of Comprehensive Credit Facility Agreement between Shenzhen BAK Battery Co., Ltd. (“the Company”) and Shuibei Branch, Shenzhen Commercial Bank (“Commercial Bank”) dated August 15, 2006.

Summary of the articles omitted
•	Contract number: Shen Shangyin (Shuibei) Shouxinzi (2006) A110020600016
•	Maximum amount for credit facilities to be provided: RMB50 million;
•	Term: from August 15, 2006 to August 15, 2007;
•	Interest rate of loan shall be based on the revlevant clauses of the loan agreement entered into under this Agreement;
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Breach of contract: misuse of the credit facilities; delay in repayment of loan principal or interest; transfer of assets, secretly withdrawing funds to evade repayment of debts; breaching any clauses of this agreement; the legal representative or the major management of the Company or the Guarantor of this agreement is involved in any criminal case; the Company does not perform its obligations under any other contract with the Creditor or any other banks in due time;

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Breach of contract penalty: adjustment of credit, cancellation of unused credit; declare the expiry of the issued loan principal and interest in advance of its original expiry date, and demand repayment of the issued loan principal and interest immediately, imposition of punitive interest; demanding additional sufficient deposit or guaranty; report to any other organization or publication in media; take any other remedy measures pursuant to the relevant laws and regulations;

•	Credit facilities
•	The use of the credit facilities
•	Repayment of the loan
•	Representation and warranty of the Creditor
•	Other issues agreed by both parties
•	Miscellaneous